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                                                                    EXHIBIT 99.2

                            STOCK PURCHASE AGREEMENT

                              DATED MARCH 30, 2002

                                 BY AND BETWEEN

                               CENDANT CORPORATION

                         TORNADO ACQUISITION CORPORATION

                                 JELD-WEN, INC.

                         AND CERTAIN OTHER SHAREHOLDERS

                                       OF

                             TRENDWEST RESORTS, INC.

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                            STOCK PURCHASE AGREEMENT
                            ------------------------

     This Stock Purchase Agreement (the "Agreement"), dated as of March 30,
                                         ---------
2002, is made by and among Cendant Corporation, a Delaware corporation ("Parent"), Tornado Acquisition Corporation, an Oregon corporation
  ------
("Purchaser"), JELD-WEN, inc., an Oregon corporation ("Majority Shareholder"),
  ---------                                            --------------------
and certain other shareholders of the Company (as defined below) set forth on
Schedule 1 hereto, each such shareholder and Majority Shareholder being each a "Seller", and collectively the "Sellers".
 ------                         -------

                                 R E C I T A L S
                                 ---------------

     WHEREAS, as of the date hereof, each Seller is the record and Beneficial Owner (as defined below) of the number of shares of common stock, no par value (the "Company Common Stock"), of Trendwest Resorts, Inc., an Oregon corporation
      --------------------
(the "Company") and the number of options to acquire Company Common Stock (each,
      -------
a "Company Option") set forth opposite the name of such Seller on Schedule 1
   --------------
hereto;

     WHEREAS, Parent, Purchaser, Majority Shareholder and the Company have agreed to enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the "Merger Agreement"), which provides, among other
                            ----------------
things, following the stock purchase contemplated hereby for the merger of Purchaser with and into the Company with the Company continuing as the surviving corporation (the "Merger") upon the terms and subject to the conditions set
                  ------
forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement) and in accordance with the Oregon Business Corporation Act (the "OBCA");
                                                          ----

     WHEREAS, each Seller desires to sell to Purchaser, and Purchaser desires to purchase from each Seller, the Company Common Stock owned by such Seller on the terms and subject to the conditions hereinafter set forth;

     WHEREAS, on the date hereof and prior to the Stock Purchase Closing (as defined below), Majority Shareholder and the Company effected the Redemptions;

     WHEREAS, for federal income tax purposes, it is intended that the purchases of Company Common Stock pursuant to this Stock Purchase Agreement and the Merger shall be treated as an integrated transaction and shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a
                          ----
plan of reorganization; and

     WHEREAS, concurrently with the execution of the Merger Agreement and as an inducement to the willingness of Parent and Purchaser to enter into the Merger Agreement, each of the Sellers have agreed to enter into this Stock Purchase Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to be legally bound as follows:

          Section 1. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere in this Stock Purchase Agreement, capitalized terms used and not defined in this Agreement have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

               (a) "Beneficially Own" or "Beneficial Ownership" with respect to
                    ----------------      --------------------
any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without duplicative counting of the same
              ------------
securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to securities of the same issuer, except that for purposes of
Section 7(b) hereof only, the number of shares of Parent Common Stock beneficially owned by Majority Shareholder shall mean the number of shares of Parent Common Stock owned by Majority Shareholder and any Person to whom Majority Shareholder is permitted to transfer such shares in accordance with
Section 7(b)(iii).

               (b) "Existing Shares" means the shares of Company Common Stock
                    ---------------
Beneficially Owned by each Seller as of the date of this Agreement as set forth on Schedule 1 hereto; provided, however, that in the event of a stock dividend
                      --------  -------
or distribution, or any change in the Company Common Stock by reason of any stock split, reclassification or the like, the term "Existing Shares" will be deemed to refer to and include the shares of Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the shares of Company Common Stock may be changed or exchanged, and appropriate adjustments shall be made to the terms and provisions of this Agreement.

               (c) "Voting Shares" means the Existing Shares together with any
                    -------------
shares of Company Common Stock or other securities of the Company acquired by each Seller in any capacity after the date of this Agreement and prior to its termination whether upon the exercise of options, warrants, or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution,

                                       2

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split-up, recapitalization, combination, exchange of shares, or the like, gift, bequest, inheritance, or as a successor in interest in any capacity, or otherwise.

               (d) A Person shall be deemed to have a effected a "Transfer" of a
                                                                  --------
security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, distributes, transfers the economic risk of ownership in or otherwise disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; (iii) grants any proxy, power-of-attorney or other authorization or consent with respects to any such security or any interest therein; (iv) deposits any such security or any interest therein into a voting trust, or enters into a voting agreement or arrangement with respect to any such security or any interest therein; or (v) takes any other action that would in any way restrict, limit or interfere with the performance of such Shareholder's obligations hereunder or the transactions contemplated hereby.

          Section 2. PURCHASE AND SALE OF COMPANY COMMON STOCK.

               (a) Agreement to Purchase and Sell. On the Stock Purchase Closing
                   ------------------------------
Date (as defined in Section 3(a)) and upon the terms and subject to the conditions set forth in this Agreement, each Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will accept and purchase from each Seller, all of such Seller's rights, title and interests in and to all of the shares of Company Common Stock beneficially owned by such Seller at the Stock Purchase Closing (as defined below) (the "Stock Purchase"),
                                                              --------------
in each case free and clear of all Liens.

               (b) Purchase Price. Subject to the terms and conditions set forth
                   --------------
herein, the purchase price to be paid by Purchaser for each share of Company Common Stock (the "Per Share Purchase Price" and, in respect of all shares of
                   ------------------------
Company Common Stock, in the aggregate, the "Purchase Price") shall be a number
                                             --------------
of shares of Parent Common Stock, rounded to the nearest thousandth of a share, equal to the number determined by dividing twenty-four dollars ($24.00) by the Stock Purchase Average Trading Price (as adjusted pursuant to Section 2(d) below and this Section 2(b)) (the "Majority Shareholder Exchange Ratio"); provided,
                             -----------------------------------    --------
however, that (x) if the foregoing would result in an Exchange Ratio less than
-------
the Low-End Ratio, then the Majority Shareholder Exchange Ratio shall be the Low-End Ratio, and (y) if the foregoing would result in an Exchange Ratio greater than the High-End Ratio, then the Majority Shareholder Exchange Ratio shall be the High-End Ratio; provided, further, however, that (A) in the event
                             --------  -------  -------
the Merger Consideration is determined to be a number of fully paid and nonassessable shares of Parent Common Stock equal to the Public Shareholder Exchange Ratio, then the Per Share Purchase Price to be paid to the Sellers other than the

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Majority Shareholder shall be adjusted upward, with an additional number of shares of Parent Common Stock to be issued to each such Seller immediately prior to the Merger at the Merger Closing (certificates evidencing which shall be delivered thereafter by Purchaser by first class mail to each such Seller at the address listed next to such Seller's name on Schedule 1 hereto) equal to the product of (i) (x) the Public Shareholder Exchange Ratio minus (y) the Majority Shareholder Exchange Ratio and (ii) the aggregate number of shares of Company Common Stock sold by each such Seller pursuant hereto and (B) in the event that the Merger Consideration is determined to be a number of fully paid and nonassessable shares of Parent Common Stock equal to the Top-Up Public Shareholder Exchange Ratio, then the Per Share Purchase Price to be paid to the Sellers other than the Majority Shareholder shall be adjusted upward, with an additional number of shares of Parent Common Stock to be issued to each such Seller immediately prior to the Merger at the Merger Closing (certificates evidencing which shall be delivered thereafter by Purchaser by first class mail to each such Seller at the address listed next to such Seller's name on Schedule 1 hereto) equal to the product of (i) (x) the Top-up Public Shareholder Exchange Ratio minus (y) the Majority Shareholder Exchange Ratio and (ii) the aggregate number of shares of Company Common Stock sold by each such Seller pursuant hereto; and provided, further, however, that in the event that the Cancellation
        --- --------  -------  -------
occurs pursuant to Section 7.15(c) of the Merger Agreement and the Redemption Agreement, Parent shall issue to Majority Shareholder immediately prior to the Merger at the Merger Closing the number of shares of Parent Common Stock (certificates evidencing which shall be delivered thereafter by Purchaser by first class mail to each such Seller at the address listed next to such Seller's name on Schedule 1 hereto) equal to the product of (i) the Redeemed Shares multiplied by (ii) the Majority Shareholder Exchange Ratio.

               (c) For purposes of this Agreement:

                    (i) "Stock Purchase Average Trading Price" shall mean the
                         ------------------------------------
arithmetic average of the 4:00 p.m. Eastern Time closing sales prices of Parent Common Stock reported on the New York Stock Exchange ("NYSE") Composite Tape for
                                                       ----
the ten (10) consecutive NYSE trading days (each, a "Trading Day") ending on (and including) the second Trading Day immediately prior to, and excluding, the Stock Purchase Closing Date (such period, the "Valuation Period").
                                               ----------------

                    (ii) "High-End Ratio" shall mean the number determined by
                          --------------
dividing (I) twenty-four dollars ($24.00) by (II) sixteen dollars and fifteen cents ($16.15).

                    (iii) "Low-End Ratio" shall mean the number determined by
                           -------------
dividing (I) twenty-four dollars ($24.00) by (II) eighteen dollars

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and fifty cents ($18.50).

               (d) If after the date hereof and on or prior to the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares as a result of any stock split, reverse stock split, stock dividend, reclassification or any similar transaction, the Majority Shareholder Exchange Ratio, High-End Ratio and Low-End Ratio shall be appropriately and equitably adjusted.

               (e) All shares of Parent Common Stock issued pursuant hereto in accordance with the terms of this Article II (including any cash paid pursuant to Section 2(f)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Company Common Stock previously represented by the Certificates delivered at the Stock Purchase Closing (it being understood that the MountainStar Redemption may be deemed to constitute a distribution by the Company in redemption of certain of the shares of Company Common Stock held by Majority Shareholder such that the shares of Company Common Stock redeemed, subject to Section 7.15(c) of the Merger Agreement, shall be no longer outstanding at the Stock Purchase Closing).

               (f) No Fractional Shares.

                    (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued as part of the Purchase Price, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

                    (ii) Notwithstanding any other provision of this Agreement, each Seller who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all of such Seller's shares of Company Common Stock sold pursuant hereto) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes, as contemplated by Section 2(g), which are required to be withheld with respect thereto, equal to the product of (A) such fractional part of a share and (B) the Stock Purchase Average Trading Price.

               (g) Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Law. To the extent that amounts are so withheld by the Purchaser such withheld amounts shall be treated for all purposes of

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this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by the Purchaser.

          Section 3. CLOSING.

               (a) Consummation of the transactions contemplated hereby (the "Stock Purchase Closing") shall take place at the offices of Skadden, Arps,
 ----------------------
Slate, Meagher & Flom LLP, 4 Times Square, New York, NY 10036, at 10:00 a.m., local time, on the first business day following the day on which notice that the last of the conditions set forth in Sections 9(a), 9(b) and 9(c) is fulfilled or waived (other than those conditions that by their nature are to be fulfilled at the Stock Purchase Closing, but subject to the fulfillment or waiver of those conditions) and has been delivered in accordance with Section 11(c) hereof by Purchaser to Majority Shareholder, or at such other time and place and on such other date as Purchaser and Majority Shareholder shall agree (the "Stock
                                                                   -----
Purchase Closing Date").
---------------------

               (b) Seller's Closing Deliveries. Subject to the conditions set
                   ---------------------------
forth in this Agreement, at the Stock Purchase Closing, simultaneously with Purchaser's deliveries hereunder, each Seller shall deliver or cause to be delivered to Purchaser stock certificates representing the Company Common Stock accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer and appropriate signature guarantees, with all necessary transfer tax and other revenue stamps affixed thereto.

                    (i) At the Stock Purchase Closing, Sellers shall also deliver the following to Purchaser:

          (x) The certificate of each Seller contemplated by Section 9(b)(xiii);

          (y) all such other certificates, documents and instruments as Purchaser shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

               (c) Purchaser's Closing Deliveries. Subject to the conditions set
                   ------------------------------
forth in this Agreement, at the Stock Purchase Closing, simultaneously with each Seller's deliveries hereunder, Purchaser shall deliver or cause to be delivered to each Seller, stock certificates evidencing the shares of Parent Common Stock paid to each such as in consideration of such Seller's shares of Company Common Stock being sold pursuant hereto.

               (d) Majority Shareholder Lock-Up Legend. The certificates
                   -----------------------------------
evidencing seventy percent (70%) of the aggregate number of shares of Parent Common

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Stock to be delivered to Majority Shareholder in accordance with Section 3(c)
above shall bear the following legend:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF MARCH 29, 2002, BY AND BETWEEN CENDANT CORPORATION, TORNADO ACQUISITION CORPORATION, JELD-WEN, INC. AND CERTAIN OTHER SHAREHOLDERS OF TRENDWEST RESORTS, INC. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

               (e) Securities Act Legend. The certificates evidencing all shares
                   ---------------------
of Parent Common Stock to be delivered to the Sellers, including without limitation the shares of Parent Common Stock referred to in Section 3(d) above, in accordance with Section 3(c) above shall bear the following legend:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

          Section 4. REPRESENTATIONS AND WARRANTIES OF SELLERS. Each Seller hereby represents and warrants, severally and not jointly, in respect of himself only (or in the case of Majority Shareholder, in respect of itself only) to Parent and Purchaser as follows:

               (a) Ownership of Stock; Title. Seller is the sole lawful record
                   -------------------------
and beneficial owner of the Existing Shares listed on Schedule 1 opposite Seller's name, free and clear of all Liens (except in the case of Mr. Roderick Wendt and Mr. Richard Wendt (the "Wendts"), some or all of whose Existing Shares
                                  ------
are subject to Liens in favor of certain banks securing indebtedness for borrowed money, which Liens shall be removed prior to the Stock Purchase Closing). Except for the Options listed on Schedule 1 hereto opposite Seller's name, the Existing Shares are the only shares of Company Common Stock, securities convertible into or exchangeable for any shares of Company Common Stock or other capital stock, warrants, options, agreements, call rights, conversion rights, exchange rights, preemptive rights or other rights or commitments or understandings which call for the issuance, sale, delivery, pledge, transfer, redemption or other disposition of any shares of Company Common Stock or other capital stock of the Company or any of its Subsidiaries that Seller owns, beneficially or of record. Seller is not a party to any agreement creating in any Person other than Purchaser rights with respect to the Existing Shares or Options, and Seller has the full power and legal right to sell, assign, transfer and deliver his or its Existing Shares and all other Voting Shares beneficial ownership of which is acquired by Seller on or after the date hereof. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, voting trust agreement, proxies, calls or rights to subscribe of any character relating to the Existing Shares, Options or shares of Company Stock receivable by Seller upon exercise of any such Options. Seller has not received any notice of any adverse claim to the ownership of any Existing Shares, has no reason to know of any such adverse claim that may be justified and is not aware of existing facts that would give rise to any adverse claim to the ownership of Existing Shares. On the Stock Purchase Closing Date, Seller shall have good and marketable title to the Existing Shares, free and clear of all Liens, and to all other Voting Shares beneficial ownership of which is acquired by Seller on or after the date hereof. The delivery to Purchaser of certificates for the Existing Shares (and all other Voting Shares beneficial ownership of which is acquired by Seller on or after the date hereof) owned by Seller pursuant to the provisions of this Agreement will transfer to Purchaser good and marketable title to such Existing Shares (and such other Voting Shares), free and clear of all Liens, except for Liens created in favor of Purchaser pursuant hereto. The Existing Shares and the certificates representing the Existing Shares owned by Seller are now, and at all times during the term hereof will be, held by Seller, or by a nominee, trustee or custodian for the benefit of Seller, free and clear of all Liens, except for any such Liens arising hereunder.

               (b) Authority.
                   ---------

                    (i) Seller (other than Majority Shareholder) has full legal capacity necessary to execute, deliver and perform his or her obligations under this Agreement and the other agreements and instruments to be executed and delivered by Seller hereunder or in connection herewith and to carry out Seller's obligations hereunder and thereunder and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered to Purchaser by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

                    (ii) Majority Shareholder has full corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance by Majority Shareholder of this Agreement has been duly and validly authorized by the Board of Directors of Majority Shareholder, and no other corporate action on the part of Majority Shareholder is necessary to

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authorize the execution and delivery by Majority Shareholder of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Majority Shareholder and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of Majority Shareholder enforceable against Majority Shareholder in accordance with its terms. No vote of any class or series of the capital stock of Majority Shareholder is necessary to approve this Agreement or any of the transactions contemplated hereby.

               (c) No Violation; Consents and Approvals.
                   ------------------------------------

                    (i) The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not: (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, lease contract or agreement by which Seller or any of the Existing Shares are bound; (ii) constitute a violation of any Order to which Seller or any of such the Existing Shares are bound; or (iii) result in the creation of any Lien upon any of the assets or properties of any Seller, including the Existing Shares.

                    (ii) Except to the extent set forth in Section 4.1 of the Merger Agreement, no consent, approval, permit, waiver, authorization, notice or filing is required to be made or obtained in connection with the execution, delivery and performance by any Seller of this Agreement or the consummation of the transactions contemplated hereby.

               (d) Litigation. There are no suits, claims, arbitrations,
                   ----------
mediations, actions or proceedings pending or, to Sellers' knowledge, threatened or investigations pending or threatened against Seller or with respect to any material property or assets of Seller, including the Existing Shares, before any Governmental Authority, and neither Seller nor any of their property or assets are subject to any order, judgment, injunction or decree of any Governmental Authority, in each case, which restricts in any material respect or prohibits (or, if successful, would restrict or prohibit), the exercise by Purchaser of its rights under this Agreement or the performance by Seller of its obligations under this Agreement.

               (e) Finder's Fee. Except as set forth in the Merger Agreement, no
                   ------------
broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the

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transactions contemplated hereby based upon arrangements made by or on behalf of
Seller.

               (f) Investment Representations.
                   --------------------------

                    (i) Seller is not acquiring the shares of Parent Common Stock constituting the Purchase Price with any present intention of distributing or selling such shares in violation of federal, state or other securities laws. Seller agrees that it will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the shares of Parent Common Stock constituting the Purchase Price in violation of any federal, state or other securities laws. Seller acknowledges that the Parent Common Stock is subject to market and other conditions beyond the control of Parent or Purchaser.

                    (ii) Reliance upon Seller's Representations. Seller
                         --------------------------------------
understands that the Parent Common Stock is being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal securities laws and that Parent and Purchaser are relying on the truth and accuracy of, and Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire Parent Common Stock.

                    (iii) Accredited Investor. Seller is an "accredited
                          -------------------
investor" as defined in Rule 501(a) of Regulation D under the Securities Act.

                    (iv) Restricted Securities. Seller understands that the
                         ---------------------
Parent Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Parent Common Stock or an available exemption from registration under the Securities Act, the Parent Common Stock must be held indefinitely. In particular, Seller is aware that the Parent Common Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about Parent.

                    (v) Experience. Each Seller represents that such Seller is
                        ----------
experienced in evaluating can bear the economic risk of investment in securities which are not registered under the Securities Act, and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of an investment in Parent Common

Stock. If other than an individual, such Seller represents that such Seller has not been organized for the purpose of acquiring Parent Common Stock.

               (g) Merger Agreement Covenants. Each of the Wendts agrees that
                   --------------------------
the covenants contained in Section 7.14 and 7.18 of the Merger Agreement are incorporated herein as if set forth herein.

          Section 5. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER. Parent and Purchaser hereby represent and warrant to each Seller as follows:

               (a) Organization; Authority. Parent is a corporation duly
                   -----------------------
incorporated, validly existing and in good standing under the laws of the State of Delaware and Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon and each has all requisite corporate power and authority to carry on its business as now being conducted. Parent and Purchaser have full power and authority necessary to execute, deliver and perform their respective obligations under this Agreement and the other agreements and instruments to be executed and delivered by Parent or Purchaser hereunder or in connection herewith and to carry out their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by Parent and Purchaser hereunder or in connection herewith, and the consummation by Parent and Purchaser of the transactions contemplated hereby to be consummated by each of them, have been duly authorized pursuant to and in accordance with the laws governing each of Parent and Purchaser. This Agreement and the other agreements and instruments to be executed and delivered by each of Parent and Purchaser hereunder or in connection herewith have been duly and validly executed and delivered by each of Parent and Purchaser and constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

               (b) No Violation. The execution and delivery by Purchaser of this
                   ------------
Agreement and the transactions contemplated hereby do not and will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Purchaser, (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a benefit under, any material agreement, permit or other instrument to which Purchaser is a party or to which Purchaser is subject (except to the extent such breach, violation or default is not reasonably likely to materially impair the ability of Purchaser to consummate the transactions contemplated hereby or to hold the Existing Shares), or (iii) violate any material order, judgment, writ, injunction, decree, statute, rule or regulation applicable to

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Purchaser or to which Purchaser is subject.

               (c) Consents and Approvals. Except as set forth in the Merger
                   ----------------------
Agreement, no consent, approval, permit, waiver, authorization, notice or filing is required to be made or obtained in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

          Section 6. COVENANTS.

               (a) Consents and Approvals.
                   ----------------------

                    (i) Each Seller shall cooperate with Purchaser and use reasonable best efforts to (and Majority Shareholder shall cause the Company to) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement in respect of such Seller as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, applications and other filings and to obtain as promptly as reasonably practicable all consents, including, without limitation, the consents set forth on Schedule 9(b)(vii) hereto, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

                    (ii) Majority Shareholder shall notify Purchaser in writing promptly upon receipt by the Company of each consent set forth on Schedule 9(b)(vii) and of the satisfaction of each of the conditions set forth in Sections 9b(viii) through and 9b(x).

                    (iii) Nothing in this Agreement shall require, or be construed to require, Parent or Purchaser, in connection with the receipt of any regulatory approval, to proffer to, or agree to sell or hold separate and agree to sell, divest, discontinue or limit, before or after the Stock Purchase Closing Date or the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, Purchaser, the Company or any of their respective affiliates or enter into any consent decree or other agreement that would restrict Parent or the Company in the conduct of its respective businesses as heretofore conducted.

               (b) Transfer Taxes. All excise, sales, use, transfer (including
                   --------------
real property transfer or gains), stamp, documentary, filing, recordation and other similar

Taxes and fees which may be imposed or assessed as a result of the transactions effected pursuant to this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, shall be borne by each Seller (and not by Parent, Purchaser, the Company or its Subsidiaries).

               (c) Publicity.
                   ---------

                    (i) Each Seller agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Purchaser; provided, however, that such disclosure may be made without obtaining such prior consent if (i) the disclosure is required by Law or is required by any Governmental Authority, including but not limited to any national securities exchange, trading market or inter-dealer quotation system on which the Company Common Stock trades, and (ii) such Seller has first used its best efforts to consult with Purchaser about the form and substance of such disclosure.

                    (ii) Each Seller hereby agrees to permit Parent and Purchaser to publish and disclose (including in all documents, statements and schedules filed with the SEC) its identity and ownership of the Voting Shares and the nature of its commitments, arrangements and understandings under this Agreement.

               (d) Acquisition Proposals. Each Seller will promptly notify
                   ---------------------
Parent and Purchaser if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with such Seller or any of its Representatives or the Company or any of its Representatives, in each case in connection with any Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal Interest indicating, in connection with such notice, the name of the person indicating such Acquisition Proposal Interest and the material terms and conditions of any proposals or offers. Each Seller agrees that it will immediately cease and cause to be terminated all existing activities, discussions, negotiations and communications with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Proposal Interest. Each Seller will keep Parent and Purchaser fully informed, on a current basis, of the status and terms of any Acquisition Proposal Interest.

               (e) Non-Solicitation. Each Seller and its respective
                   ----------------
Representatives shall not directly or indirectly (i) initiate, solicit or encourage (including, without limitation, by way of furnishing information), or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement regarding an Acquisition Proposal,

(iii) participate in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, Purchaser or any of their respective affiliates or Representatives) regarding any Acquisition Proposal or
(iv) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal, or otherwise encourage any effort or attempt by any Person to do or seek any of the foregoing. Any violation of the foregoing restrictions by Seller or its respective Representatives, whether or not Seller or its Representatives is so authorized by Seller and whether or not Seller or its Representatives is purporting to act on behalf of the Company or Seller or otherwise, shall be deemed to be a breach of this Agreement. It is understood that this Section 6(e) limits the rights of each Seller only to the extent that such Seller is acting in such Seller's capacity as a shareholder of the Company. Nothing herein shall be construed as limiting or restricting any Seller who is a director or officer of the Company from acting in such Seller's capacity as a director or officer of the Company (including, subject to the limitations contained in Sections 6.2, 6.3 and 7.2 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of such Seller acting solely in his or her capacity as an officer or director)

               (f) Certain Actions. Prior to the termination of this Agreement,
                   ---------------
each Seller agrees not to, directly or indirectly, take any other action that would make any representation or warranty of Seller contained herein untrue or incorrect.

               (g) Registration Statement. At the Stock Purchase Closing,
                   ----------------------
Parent, Purchaser and Sellers shall enter into a registration rights agreement in substantially the form of Exhibit A hereto (the "Registration Rights
                                                    -------------------
Agreement") relating to the shares of Parent Common Stock issued to the Sellers
---------
as the Purchase Price hereunder.

               (h) Majority Shareholder Release. Effective as of the Stock
                   ----------------------------
Purchase Closing, each of Majority Shareholder, on behalf of itself and each of its predecessors, and direct and indirect Subsidiaries, and their respective officers, employees, directors, shareholders, successors and assigns, and each of the Wendts, on behalf of himself and his executors, administrators, conservators, successors and assigns (the "Releasing Parties"), hereby fully and
                                           -----------------
forever releases and discharges the Company, Parent and Purchaser, and each of its respective predecessors, direct and indirect Subsidiaries (including, for such purposes, the Clubs), and affiliates, and each of their respective officers, employees, directors, and successors and assigns (collectively, the "Releasees") from any and all claims, demands, obligations and liabilities of
 ---------
whatever kind or nature at law, in equity, or otherwise as of the Stock Purchase Closing based on any facts and circumstances existing the date thereof (collectively, "Claims"), except for (i) subject to the terms and conditions of
                ------
the Merger Agreement, any Claims which Majority Shareholder and/or either or both of the Wendts may have against Parent or Purchaser arising out of a breach by Parent or Purchaser of their respective representations, warranties, agreements and covenants set forth in the Merger Agreement, (ii) subject to the terms and conditions of this Agreement, any Claims which Majority Shareholder and/or either or both of the Wendts may have against Parent or Purchaser arising out of a breach by Parent or Purchaser of their respective representations, warranties, agreements and covenants set forth in this Agreement, and (iii) such Claims arising solely pursuant to the items set forth on Schedule 6(h) hereof; provided, however, that the foregoing shall
                                   --------  -------
not be deemed to preclude Majority Shareholder's right, except in connection with any matter in respect of which Majority Shareholder is obligated to indemnify any Indemnified Person under Article VIII or Article IX of the Merger Agreement, to pursue any Claims against the Releasees (other than Parent and Purchaser and their respective officers, employees, directors, and successors and assigns) in respect to a third party claim brought against the Majority Shareholder for which any of the Releasees (other than Parent and Purchaser and their respective officers, employees, directors, and successors and assigns) is responsible in whole or in part. The Releasing Parties hereby acknowledge that there is a possibility that subsequent to the execution of this Agreement or the Stock Purchase Closing they will discover facts or incur or suffer Claims which were unknown or unsuspected at the time this Agreement was executed, and which if known by them at that time may have materially affected their decision to execute this Agreement and/or, in the case of Majority Shareholder, the Merger Agreement and, except for claims which otherwise would exist by virtue of a breach of any representation or warranty made by Parent or Purchaser in Article V of the Merger Agreement or Section 5 of this Agreement, the Releasing Parties acknowledge and agree that by reason of the release contained in the preceding paragraph, they are assuming any risk of such unknown facts and such unknown and unsuspected Claims.

               (i) At or prior to the Stock Purchase Closing, Mr. Peare shall, in exchange for $1.00, transfer to the Company (or any other designee of Purchaser's) all shares owned by him on the date hereof in the Trendwest Fiji entity.

          Section 7. TRANSFER RESTRICTIONS

               (a) Restrictions on Company Common Stock

                    (i) Prior to the termination of this Agreement in accordance with Section 10(d) hereof, each Seller agrees not to Transfer any Voting Shares. If any involuntary Transfer of any Voting Shares shall occur, the transferee (and all subsequent transferees thereof) shall take and hold such Voting Shares subject to all of the rights, obligations and restrictions under this Agreement, which shall continue in force and effect.

                    (ii) Each Seller agrees to surrender to the Company, or to the transfer agent for the Company, certificates evidencing the

Voting Shares, and shall cause the Company or the transfer agent for the Company to place the below legend on any and all certificates evidencing the Voting
Shares:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF MARCH 29, 2002, BY AND BETWEEN TORNADO ACQUISITION CORPORATION, JELD-WEN, INC. AND CERTAIN OTHER SHAREHOLDERS OF TRENDWEST RESORTS, INC. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

               (b) Restrictions on Parent Common Stock

                    (i) Majority Shareholder agrees that until the first anniversary of the Stock Purchase Closing Date, Majority Shareholder shall not cause or permit any Transfer of any shares of Parent Common Stock Beneficially Owned by Majority Shareholder as of any date after the date of this Agreement; provided, however, that during the period from and after the Stock Purchase
--------  -------
Closing Date and ending on the first anniversary of the Stock Purchase Closing Date, Majority Shareholder may Transfer up to, but not more than, thirty percent (30%) of the number of shares of Parent Common Stock that Majority Shareholder acquires pursuant to this Agreement; and provided, further, however, that during
                                         --------  -------  -------
the period from and after the Stock Purchase Closing Date and ending on the first anniversary of the Stock Purchase Closing Date, Majority Shareholder may pledge the other seventy percent (70%) of the number of shares of Parent Common Stock that Majority Shareholder acquires pursuant to this Agreement as collateral for a loan of money provided that (x) the pledgee agrees (and if the party making the loan and the pledgee are different Persons, then provided that both the pledgee and the Person making the loan each agree) not to, and not to instruct, cause or permit any Person acting on their behalf or for their benefit to, engage in any Hedging Transaction (as defined below) with respect to any of such pledged shares of Parent Common Stock and, (y) for the sake of clarity, such pledge is not associated with any Hedging Transaction.

                    (ii) Majority Shareholder agrees that, from and after the date hereof until the first anniversary of the Stock Purchase Closing Date, it will not, without the prior written consent of Parent (which consent may be withheld or granted in the sole and absolute discretion of Parent) or except as otherwise expressly permitted herein, (A) effect, directly or indirectly, any "short sales" (as defined in Rule 3b-3 of the Exchange Act) of Parent Common Stock or
any securities convertible, exercisable or exchangeable, directly or indirectly and with or without consideration, into any Parent Common Stock (the "Convertible Securities") or (B) engage in any sale, exchange, transfer,
 ----------------------
distribution, redemption or other transactions or use any puts, calls, or other derivatives directly involving any Parent Common Stock or Convertible Securities to reduce in any way Seller's risk of ownership of the Parent Common Stock (the transactions referred to in clauses (A) and (B) above are referred to herein as "Hedging Transactions"). The foregoing shall not be deemed to prohibit Majority
 --------------------
Shareholder from engaging in Hedging Transactions (i) involving mutual funds of which the value of each such fund's position in Parent Common Stock does not exceed more than 10% of the total value of each of such funds and (ii) in respect of a number of shares of Parent Common Stock equal, at any time, to (x) thirty percent (30%) of the number of shares of Parent Common Stock that Seller acquires pursuant to this Agreement, minus (y) the aggregate number of shares of Parent Common Stock that Majority Shareholder has Transferred as of such time, minus (z) the aggregate number of shares of Parent Common Stock in respect of which Majority Shareholder has, prior to such time, entered into Hedging Transactions.

                    (iii) Majority Shareholder may Transfer shares of Parent Common Stock to any Person which is a direct wholly-owned corporate Subsidiary of Majority Shareholder or to the JW Employee Stock Purchase Plan, the JW Pension Plan or the JW Foundation (the "Permitted Transferees"), subject to
                                        ---------------------
applicable law, provided, however, in connection with any such Transfer, Parent
                --------  -------
is reasonably satisfied that such Transfer will not result in a violation of applicable securities laws, including by virtue of the fact that such Person shall have agreed to be bound by this Agreement to the same extent as Majority Shareholder (and, for the sake of clarity, by so doing shall be deemed to have made the representations and warranties set forth in Section 4(f) hereof) and, prior to such Transfer, shall have delivered to Parent a copy of such agreement, and provided further, that, for purposes of any calculation required hereunder,
    -------- -------  ----
the number of such shares of Parent Common Stock then held by all such Persons shall be aggregated with the number of such shares of Parent Common Stock then held by Majority Shareholder for purposes of determining whether a Transfer or Hedging Transaction is permitted.

                    (iv) From and after the first anniversary of the Stock Purchase Closing Date, Parent Common Stock Beneficially Owned by Majority Shareholder, may be Transferred without any restriction stemming from this
Section 7(b), and the legend placed on Majority Shareholder's Parent Common Stock pursuant to Section 3(c) shall be removed upon delivery of such certificates to Parent or its agent.

          Section 8. INDEMNIFICATION.

     Indemnification by Sellers. Each Seller shall, severally and not jointly,
     --------------------------
indemnify Purchaser and its successors, permitted assigns and affiliates, and their respective officers, directors, employees, agents, representatives and affiliates from and against and shall reimburse the same for and in respect of any and all losses, costs, fines, liabilities, claims, penalties, damages (other than consequential damages) and expenses (including all legal fees and expenses) of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated (collectively "Losses") which may be suffered,
                                          ------
sustained or incurred by, or claimed or assessed against, any of them or to which any of them may be subject, in connection with any and all claims, suits or Losses which arise from or are related to a breach of any representation or warranty set forth in Sections 4(a), 4(b) and 4(f) or to a material breach of any other representation or warranty made by any Seller that is contained in or made pursuant to Section 4 of this Agreement.

          Section 9. CONDITIONS TO CLOSING.

               (a) Conditions to Each Party's Obligations. The respective
                   --------------------------------------
obligations of each party under this Agreement are subject to the satisfaction, at or prior to the Stock Purchase Closing Date, of the following conditions, unless waived by Purchaser and Majority Shareholder in writing:

                    (i) No judgment,order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect restraining or
                               ----------
prohibiting (i) the consummation of the any of the Transactions or (ii) the effective operation of the business of the Company and its Subsidiaries after the Stock Purchase Closing Date.

                    (ii) There has been no change in Laws after the execution of this Agreement that would prevent the Stock Purchase and Merger from qualifying as an integrated transaction that is a reorganization within the meaning of
Section 368(a) of the Code.

               (b) Conditions to Obligations of Purchaser. The obligations of
                   --------------------------------------
Purchaser under this Agreement are subject to the satisfaction, at or prior to the Stock Purchase Closing Date, of the following conditions, unless waived by Purchaser in writing:

                    (i)

                         (1) Each of the Company and Majority Shareholder
shall have performed and complied in all material respects with its obligations under the Merger Agreement required to be performed by it at or prior to the Stock Purchase Closing Date; and

                         (2) the Redemption shall have occurred.

                    (ii) The actions required to be taken by Sections 1.6(b) and 1.6(c) of the Merger Agreement shall have been taken so that, among other things, in accordance with Section 1.6(b) of the Merger Agreement, New Club Directors shall represent at least three of the five directors of the Club on the Stock Purchase Closing Date.

                    (iii) The representations and warranties of the Company and Majority Shareholder set forth in the Merger Agreement that are qualified as to materiality (including Company Material Adverse Effect and Club Material Adverse Effect) and the representations and warranties of the Company set forth in Sections 3.1(b) through (d), 3.2(a) and (b), 3.3(c) and (d), 3.9 and 3.11(f) of the Merger Agreement shall be true and correct and each of the other representations and warranties of the Company and Majority Shareholder set forth in the Merger Agreement shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and (except to the extent expressly made as of a specific earlier date or time, in which case as of such specified date or time) as of the Stock Purchase Closing Date as if made on and as of the Stock Purchase Closing Date.

                    (iv) Parent shall have received a certificate signed by the chief executive officer and chief financial officer of the Company to the effect of Sections 9(b)(i), 9(b)(ii) and 9(b)(iii)

                    (v) There shall not have occurred any Company Material Adverse Effect or Club Material Adverse Effect.

                    (vi) No action, suit, proceeding, investigation or inquiry shall have been instituted, or shall be pending or threatened, by a Governmental Authority (i) seeking to restrain in any material respect to prohibit the consummation of the transactions contemplated hereby or any of the other Transactions, including the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, parent or any of Parent's Subsidiaries of any material portion of any business or of any assets of the Company or its Subsidiaries or of Parent or of any of Parent's Subsidiaries or
(iii) which would be reasonably likely to materially adversely affect the aggregate economic benefits of the Transactions, taken as a whole, to Parent or the Surviving Corporation or any of the businesses they operate.

                    (vii) All consents, orders or approvals of, declarations or filings with any Governmental Authority or third party listed on Schedule 9(b)(vii) shall have been obtained and in effect and no condition or requirement shall have been imposed by any Governmental Authority in connection with any approval (or exemption) required of them in connection with the Transactions which, either alone or together with all such other conditions or requirements,
(x) requires the Company or its Subsidiaries (including the Clubs) to be operated in a manner which is materially different from industry standards in effect or which is different in any material respect from the manner in which the Company (including the Clubs) currently conducts its operations on the date hereof or (y) would have a Company Material Adverse Effect.

                    (viii) FIRB Approval shall have been received.

                    (ix) Trendwest Resorts South Pacific Limited ("TRSP") shall
                                                                   ----
have (x) demonstrated to the reasonable satisfaction of Parent that its current Dealer's Licence No. 193164 issued by ASIC permits the selling activities currently undertaken by TRSP in Australia, (y) TRSP shall have obtained changes in the conditions of such Dealer's Licence enabling it to provide investment advice or (z) TRSP shall have obtained a licence under the Australian Financial Services Reform Act to provide financial product advice.

                    (x) The Company shall have received an owner's policy of title insurance (or an equivalent in the jurisdiction in which any parcel of Owned Real Property is located) with respect to each parcel of Owned Real Property located in the United States (the "Title Policies"), in each case
                                            --------------
issued on the Closing Date by First American Title Company (the "Title
                                                                 -----
Company"). Each such Title Policy shall insure the Company's ownership of title
-------
with respect to the Owned Real Property, in an amount to be determined by Merger Sub, subject to the Schedule B standard preprinted exceptions (or equivalents) to the extent customarily and commercially utilized in the state in which the applicable Owned Real Property is located and free and clear of all other exceptions to or exclusions from coverage except the Permitted Liens or other matters which are specifically excluded from the scope of the representations and warranties set forth in Section 3.8 of the Merger Agreement. The Title Policies shall contain such endorsements as may be reasonably requested by counsel to Merger Sub and shall otherwise be in form reasonably satisfactory to Merger Sub's counsel. Prior to Closing the Company shall attempt to cure, remove or otherwise satisfy any defects or other exceptions to title which are not Permitted Liens.

                    (xi) Each of Majority Shareholder and the Sellers listed on
Schedule 9(b)(xi) hereof shall have performed and complied in all material respects with its obligations under this Agreement required to be performed by it at or prior to the Stock Purchase Closing Date.

                    (xii) The representations and warranties of each of Majority Shareholder and the Sellers listed on Schedule 9(b)(xi) hereof set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Stock Purchase Closing Date as if made on and as of the Stock Purchase Closing Date.

                    (xiii) Purchaser shall have received certificates signed by each of Majority Shareholder and the Sellers listed on Schedule 9(b)(xi) hereof to the effect of Sections 9(b)(xi) and 9(b)(xii).

                    (xiv) Each Seller shall have made the deliveries required by
Section 3(b).

               (c) Conditions to Obligations of Sellers. The obligations of
                   ------------------------------------
Sellers under this Agreement are subject to the satisfaction or waiver, at or prior to the Stock Purchase Closing Date, of the following conditions, unless waived by Majority Shareholder in writing:

                    (i) Parent and Purchaser shall have performed and complied in all material respects with their respective obligations under the Merger Agreement required to be performed by them at or prior to the Stock Purchase Closing Date.

                    (ii) The representations and warranties of Parent and Purchaser set forth in the Merger Agreement that are qualified as to materiality shall be true and correct and all other representations and warranties of Parent and Purchaser set forth in the Merger Agreement shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and (except to the extent expressly made as of a specific earlier date or time, in which case as of such specified date or time) as of the Stock Purchase Closing Date as if made on and as of the Stock Purchase Closing Date.

                    (iii) The Company and Majority Shareholder shall have received a certificate signed by an executive officer of Parent to the effect of Sections 9(c)(i) and 9(c)(ii).

                    (iv) There shall not have occurred any Parent Material Adverse Effect.

                    (v) Parent and Purchaser shall have performed and complied in all material respects with its obligations under this Agreement required to be performed by it at or prior to the Stock Purchase Closing Date.

                    (vi) The representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct in all material respects in each case as of the date of this Agreement and at and as of the Stock Purchase Closing Date as if made at and as of such date.

                    (vii) The Company and Majority Shareholder shall have received a certificate signed by an executive officer of Parent to the effect of Sections 9(c)(v) and 9(c)(vi).

          Section 10. TERMINATION.

               (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Stock Purchase Closing (it being understand that any termination pursuant to Section 10(a)(v) can only occur after the notice described in Section 3(a) has been delivered):

                    (i) By mutual written consent of Parent and Majority Shareholder; or

                    (ii) By either Parent or Majority Shareholder,

          (w) if a Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Stock Purchase or the Merger; or

          (x) if there has been a breach by the Company or Majority Shareholder, on the one hand, or by Parent, on the other hand, of any one or more (A) representations or warranties or (B) covenants or agreements set forth in the Merger Agreement, which breach shall result in any condition to Parent's obligation, on the one hand, or the Sellers' obligations, on the other hand, set forth in Section 9 not being satisfied (and such breach, in the case of each of clause (A) and clause (B), is not reasonably capable of being cured or has not been cured within 10 calendar days after the receipt of written notice thereof); or

          (y) if the Stock Purchase has not been consummated on or prior to July 15, 2002; provided, however, that the right to terminate this Agreement
               --------  -------
     pursuant to this Section 10(a)(ii)(y) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the Merger Agreement has been the cause of the failure of the Stock Purchase to be consummated by such date; or

                    (iii) By Parent, if there shall have been a breach by any of Majority Shareholder and any of the Sellers listed on Schedule 9 of any of the representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) is not cured within ten days following written notice to such Seller (with a copy of such notice to Majority Shareholder) or
(ii) by its nature cannot be cured prior to the Stock Purchase Closing Date;

                    (iv) By Majority Shareholder, if there shall have been a breach by Parent or Purchaser of any of the representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) is not cured within ten days following written notice to Parent or (ii) by its nature cannot be cured prior to the Stock Purchase Closing Date;

                    (v) By Majority Shareholder, if the Stock Purchase Average Trading Price is less than $13.50 per share;

                    (vi) By Parent, if a Change in the Company Recommendation shall have occurred; or

                    (vii) By Parent, if the Company shall have violated or breached any of its obligations in Section 6.2 of the Merger Agreement.

               (b) Effect of Termination. In the event of the termination of
                   ---------------------
this Agreement as provided in Section 10(a), written notice thereof shall forthwith be given to the other party or parties in accordance with Section 11(c), specifying the provision hereof pursuant to which such termination is made, and except for this Section 10(b) and Section 11, this Agreement shall forthwith become null and void; provided, however, that termination of this
                                --------  -------
Agreement shall not relieve any party from liability for any breach of this Agreement.

          Section 11. MISCELLANEOUS PROVISIONS.

               (a) Transactional Costs. Except as set forth in Section 6(b),
                   -------------------

Purchaser shall be responsible for all of its legal, accounting, advisory and other fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby and each Seller shall be responsible for all legal, accounting (including all costs and fees), advisory and other fees and expenses incurred by such Seller in connection with this Agreement and the consummation of the transactions contemplated hereby.

               (b) Successors and Assigns.
                   ----------------------

                    (i) This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder (x) to Parent, (y) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent, or (z) to one or more direct or indirect wholly-owned Subsidiaries of Parent (each, a "Parent Assignee"). Any such Parent Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Parent Assignees. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                    (ii) Notwithstanding anything to the contrary set forth herein, Purchaser may assign all or a portion of its rights under Section 8 of this Agreement in connection with the sale of the outstanding capital stock of the Company, the sale of all or substantially all of the assets of the Company or the sale of any material facility of the Company.

               (c) Notices. All notices, requests, consents, instructions and
                   -------
other communications required or permitted to be given hereunder shall be in writing and hand delivered, sent by nationally-recognized, next-day delivery service or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below or by facsimile transmission; receipt shall be deemed to occur on the date of actual receipt if delivered personally or by registered or certified mail and if delivered by facsimile, then on the business day on which transmitted if transmitted before noon on such day and on the next business day if transmitted after noon on any day.

                    (i) if to Purchaser, to:

                    Tornado Acquisition Corporation
                    c/o Cendant Corporation

                    9 West 57th Street, 37th Floor
                    New York, NY 10019
                    Attention:       General Counsel
                    Fax:             212-413-1923

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    Four Times Square

                    New York, NY 10036
                    Attention:       David Fox, Esq.
                    Fax:             212-735-2000

                    (ii) if to any Seller:

                    JELD-WEN, inc.
                    3250 Lakeport Boulevard
                    P.O. Box 1329
                    Klamath Falls, OR 97601-0268
                    Attention:       General Counsel
                    Fax:             541-885-7447

                    with a copy to:
                    Foster Pepper & Shefelman PLLC
                    1111 Third Avenue, 34/th/ Floor
                    Seattle, Washington 98101
                    Attention:       Lucas D. Schenck, Esq.
                    Fax:             206-447-9700

or such other address or persons as the parties may from time to time designate in writing in the manner provided in this Section.

               (d) Entire Agreement; No Third Party Beneficiaries. This
                   ----------------------------------------------
Agreement, together with the Schedules and Exhibits hereto, and, to the extent relevant, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided, that the provisions of this Agreement shall not, except as set forth herein, including, without limitation, in Section 6(h) hereof, supersede the provisions of the Confidentiality Agreements, dated July 23, 2001 and

March 5, 2002, respectively, between Parent and the Company and the Confidentiality Agreement, dated March 5, 2002 between Parent and Majority Shareholder), and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

               (e) Survival. None of the representations and warranties set
                   --------
forth herein (including, without limitation, in any instrument or other document delivered pursuant hereto) shall survive the Stock Purchase Closing, except for those set forth in Sections 4(a), (e) and (f) hereof. The covenants and agreements set forth herein shall survive the Stock Purchase Closing.

               (f) Amendments and Waivers. Subject to applicable Law and as
                   ----------------------
otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any purchase of shares of Company Common Stock, by written agreement of Parent and Purchaser on the one hand and Majority Shareholder on the other hand, by action taken by their respective boards of directors or equivalent governing bodies, provided that any such amendment that adversely affects the consideration to be received by any Seller for such Seller's shares of Company Common Stock pursuant to
Section 2 hereof shall not be effective to bind any Seller other than Majority Shareholder without the written consent of such Seller. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent and Purchaser on the one hand and Majority Shareholder on the other hand. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

               (g) Headings. The article and section headings contained in this
                   --------
Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

               (h) GOVERNING LAW; JURISDICTION AND VENUE. THIS AGREEMENT SHALL
                   -------------------------------------
BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY DELAWARE STATE COURT OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE OR

FEDERAL COURT. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO PERSONAL JURISDICTION IN ANY SUCH ACTION BROUGHT IN ANY SUCH DELAWARE STATE OR FEDERAL COURT, CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL MADE UPON SUCH PARTY AND SUCH PARTY'S AGENT AND WAIVES ANY OBJECTION TO VENUE IN ANY SUCH DELAWARE STATE OR FEDERAL COURT AND ANY CLAIM THAT ANY SUCH DELAWARE STATE OR FEDERAL COURT IS AN INCONVENIENT FORUM. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11(h).

               (i) Counterparts. This Agreement may be executed in any number of
                   ------------
counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

               (j) Interpretation. When a reference is made in this Agreement to
                   --------------
Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise stated, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. As used in this Agreement, "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or entity of any kind whatsoever, including any Governmental Authority. References to a Person are also to its permitted successors and assigns.

               (k) Acknowledgements. The parties hereto acknowledge and agree
                   ----------------
that (i) each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision, and (ii) each party has been represented by counsel in reviewing and negotiating such terms and provisions. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

               (l) Counterparts. This Agreement may be executed manually or by
                   ------------
facsimile by the parties hereto, or xerographically or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

               (m) Severability. If any term or other provision of this
                   ------------
Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

               (n) EACH SELLER HEREBY DESIGNATES AND APPOINTS MAJORITY SHAREHOLDER AS HIS ATTORNEY IN FACT FOR PURPOSES OF (I) WAIVING ANY OF THE CONDITIONS SET FORTH IN SECTION 9(A) OR (C) HEREOF, (II) THE EXERCISE OF ANY RIGHTS UNDER SECTION 10 HEREOF AND (III) EXTENDING THE DATE SET FORTH IN SECTION 10(A)(II)(Y) HEREOF.

               (o) Legal Representation. Each Seller hereto acknowledges that
                   --------------------
the law firm of Foster Pepper & Shefelman PLLC (including its members, employees, agents and successors) ("Counsel") represents only the Majority Shareholder with respect to this Agreement, and that Counsel is not representing any other Seller with respect to this Agreement and that other Sellers acknowledge that they have been advised to seek independent counsel and have had opportunity to do so.

               (p) Consent of Spouse. If Seller is married and a resident of
                   -----------------
Alaska, Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Puerto Rico, Texas, Washington or Wisconsin, Seller agrees to deliver to Purchaser within one week of the date hereof the Consent of Spouse attached hereto as Exhibit A on the date
                                                     ---------
hereof.

IN WITNESS WHEREOF, Parent, Purchaser, Majority Shareholder and certain other Sellers have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                               CENDANT CORPORATION


                               By: /s/ Eric J. Bock
                                  ----------------------------------------------
                               Name:
                               Title:


                               TORNADO ACQUISITION CORPORATION


                               By:   /s/ Eric J. Bock
                                    --------------------------------------------
                               Name:
                               Title:

                               SELLERS:


                               JELD-WEN, inc.


                               By:   /s/ Douglas P. Kintzinger
                                    --------------------------------------------
                               Name:
                               Title:

                                     /s/ Richard L. Wendt
                               -------------------------------------------------
                               Name: Richard L. Wendt

                                     /s/ William F. Peare
                               -------------------------------------------------
                               Name: William F. Peare

                                     /s/ Jeffery P. Sites
                               -------------------------------------------------
                               Name: Jeffery P. Sites

                                     /s/ Gene Hensley
                               -------------------------------------------------
                               Name: Gene Hensley

                                 /s/ Al Schriber
                               -------------------------------------------------
                               Name: Al Schriber

                                 /s/ Tim O'Neil
                               -------------------------------------------------
                               Name: Tim O'Neil

                                 /s/ Jerol Andres
                               -------------------------------------------------
                               Name: Jerol Andres

                                 /s/  Douglas P. Kintzinger
                               -------------------------------------------------
                               Name:  Douglas P. Kintzinger

                                 /s/ Roderick C. Wendt
                               -------------------------------------------------
                               Name: Roderick C. Wendt

                                 /s/ Gary Florence
                               -------------------------------------------------
                               Name: Gary Florence

                                 /s/ Theodore Schnormeier
                               -------------------------------------------------
                               Name: Theodore Schnormeier

                                 /s/ Larry V. Wetter
                               -------------------------------------------------
                               Name: Larry V. Wetter

                                 /s/ William B. Early
                               -------------------------------------------------
                               Name: William B. Early

                                 /s/ Jewel Kintzinger
                               -------------------------------------------------
                               Name: Jewel Kintzinger

                                   SCHEDULE 1
                                   ----------

----------------------------------------------------------------------------
         Name                  Address             Existing Shares   Options
         ----                  -------             ---------------   -------
----------------------------------------------------------------------------
JELD-WEN, inc.          3250 Lakeport Blvd.          30,883,0989     0
                        Klamath Falls, OR  97601
----------------------------------------------------------------------------
Richard L. Wendt        826 Loma Linda               2,218,686       0
                        Klamath Falls, OR  97601
----------------------------------------------------------------------------
William F. Peare        P.O. Box 952                 600,494         84,000
                        Roslyn, WA  98941
----------------------------------------------------------------------------
Jeffery P. Sites        10014 NE 153rd               104,718         84,000
                        Bothell, WA 98011
----------------------------------------------------------------------------
Gene Hensley            7110 NE 159th                450             84,000
                        Kenmore, WA  98028
----------------------------------------------------------------------------
Al Schriber             8914 SE 45th ST.             4,163           84,000
                        Mercer Island, WA  98040
----------------------------------------------------------------------------
Tim O'Neil              235 249th NE                 4,725           48,000
                        Sammamish, WA  98074
----------------------------------------------------------------------------
Jerol Andres            5540 SW 43rd Street,         4500
                        Redmond, OR  97756
----------------------------------------------------------------------------
Douglas P. Kintzinger   1761 Quail Ridge Dr.         15,264          0
                        Klamath Falls, OR  97601
----------------------------------------------------------------------------
Roderick C. Wendt       2120 Fairmount St.           672,775         0
                        Klamath Falls, OR  97601
----------------------------------------------------------------------------
Gary Florence           2652 Fairway Dr.             5,400           18,000
                        Klamath Falls, OR  97601
----------------------------------------------------------------------------
Theodore Schnormeier    8701 Laymon Rd.              56,250          0
                        Gambier, OH  43022
----------------------------------------------------------------------------
Larry V. Wetter         Larry V. Wetter              58,340          0
                        P.O. Box 2124
                        Carefree, AZ  85377
----------------------------------------------------------------------------
William B. Early        4310 SW Fairview Circus      63,498          0
                        Portland, OR  97221
----------------------------------------------------------------------------
Jewel Kintzinger        C/o 1761 Quail Ridge Dr.     40,619          0
                        Klamath Falls, OR  97601
----------------------------------------------------------------------------
TOTAL                                                34,728,480
----------------------------------------------------------------------------

                                    EXHIBIT A

                                CONSENT OF SPOUSE

          I, _____________________, spouse of _____________, have read and approved the foregoing Stock Purchase Agreement. In consideration of the right of my spouse to sell the Company Common Stock as set forth in such Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights of such Agreement insofar as I may have any rights under such community property laws of the state in which I reside or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.


Dated:                                          By:
        ----------------------                      ----------------------------
                                                     Signature


                                                    ----------------------------
                                                    Printed Name

                  Schedule 6(h) to the Stock Purchase Agreement
                  ---------------------------------------------

  None of the Sellers has any reason to believe that the Company is obligated under any Contract with Majority Shareholder or has obligations under any Contract with Majority Shareholder other than in respect of the Items listed as number 1-16 below. In particular, none of the Sellers has any reason to believe that there are accrued liabilities on [the balance sheet] for (i) for products or services purchased in the ordinary course of business or (ii) as indebtedness for borrowed money other than in respect of one of more of the items listed in
    #1-16 below (for the sake of clairty, given the large number of Majority Shareholder Subsidiaer' and the wide range of businesses the y conduct, #17 is being listed in case of immaterial amounts of which Sellers may not be aware owed to one or more of Majority Shaerholders' Subsidiaries).

1.   Director Indemnification by Company. The Company is obligated to Roderick
     -----------------------------------
     Wendt, Douglas Kintzinger, and Jerry Andres, directors of the Company (and officers of Majority Shareholder and/or its Subsidiaries), pursuant to indemnification agreements with the Company.

2.   Post-Stock Purchase Closing Benefits. The Company will be responsible for
     ------------------------------------
     all payments called for in connection with Section 7.11(c) of the Stock Purchase Agreement in respect of benefits to be provided following the Stock Purchase Closing to Company Employees pursuant to Section 7.11(c) of the Stock Purchase Agreement.

3.   Majority Shareholder Health Benefit Plan. Majority Shareholder provides a
     -----------------------------------------
     self-insured health, life and disability benefits plan to its employees, in which the Company participates. Majority Shareholder is entitled to collect from the Company premiums that will have accrued in respect of such Plan up to and including the Stock Purchase Closing, consistent with past practice.

4.   Majority Shareholder Worker's Compensation Plan. Majority Shareholder,
     -----------------------------------------------
     through it self-insured program, provides Worker's Compensation insurance to the Company employees. Majority Shareholder is entitled to collect from the Company premiums (based on a rate per man-hour of $0.12) that will have accrued in respect of such Plan up to and including the Stock Purchase Closing Date. The Company will also remain responsible, consistent with past practice, for the first $50,000 payable in respect of each claim under such Plan based on an occurrence giving rise to such claim which occurrence occurred prior to the Stock Purchase Closing (it being understood that claims under such Plan may be made after the Stock Purchase Closing based on an occurrence prior to the Stock Purchase Closing).

5.   Borrowings/Extensions of Credit. The Company has borrowed from Majority
     -------------------------------
     Shareholder as follows:

          (a) The Company maintains an unsecured, open, revolving credit line with Majority Shareholder in the amount of $10 million which is payable at prime + 1% on demand. As of February 28, 2002, $6,614,042, including accrued interest, was owed by the Company to Majority Shareholder under this promissory note.

          (b) Subject to Section 7.15(b) of the Merger Agreement, the Company is responsible for all amounts owing under a $17,731,000 promissory note issued to Majority Shareholder in connection with the acquisition of MountainStar pursuant to a Stock Purchase Agreement dated June 12, 2000; As of February 28, 2002, $13,597,460, including accrued interest, was outstanding under this promissory note.

          (c) The Company is responsible for all amounts owing under a $1,293,000 promissory note issued to ECI in connection with the acquisition of a McCall, Idaho property. As of February 28, 2002, $1,293,000 was outstanding under this promissory note.

          (d) The Company is responsible for all amounts owing under a $3,513,078 promissory note issued to ECI for the acquisition of Eagle Crest Vacation Club receivables. As of February 28, 2002, $3,037,856 was outstanding under this promissory note.

7.   EC Marketing Agreement. ECI and RYI entered into the EC Marketing Agreement
     ----------------------
     pursuant to which they obtained, subject to Section 7.16 of the Merger Agreement, the exclusive right to sell WorldMark Memberships at the EC Resort and the RY Resort. The Company has certain obligations under the EC Marketing Agreement, including obligations to purchase notes receivable (WorldMark Contracts, as defined in the EC Marketing Agreement) in respect of sales of Vacation Credits acquired by ECI or RYI pursuant to the Acquisition Agreement dated May 4, 2001.

8.   Lease Arrangements with The Club. The Club is responsible as landlord under
     --------------------------------
     the following leases:

     (a) Lease dated September 1, 2001 between the Club and RYI for the lease of a sales model unit at the RY Resort.

     (b) Lease dated September 1, 2001 between the Club and ECI for the lease of a sales model unit at the EC Resort.

9.   Purchase of Majority Shareholder Products. There is a general understanding
     -----------------------------------------
     between the Company and Majority Shareholder that Company will purchase products sold by Majority Shareholder where feasible which is terminable at will by either party without notice, cost or obligation. Company shall be responsible for amounts accrued prior to the Stock Purchase Closing Date in respect of products purchased in the ordinary course of business that have not been paid for.

10.  AT&T Service/Data Services Contract. Majority Shareholder has entered into
     -----------------------------------
     a Service/Data contract with AT&T Corp., effective as of October 5, 1999, for telecommunications needs. Company shall be responsible for amounts accrued in the ordinary course of business prior to the Stock Purchase Closing Date.

11.  Receivables Transfer Agreement. Pursuant to the Transfer Agreement, the
     ------------------------------
     Company purchased receivables from ECI and RYI notes receivable contracts. To the best of Majority Shareholder's knowledge, the Company is not obligated in any way to Majority Shareholder under such Contract.

12.  Creative Media Development. The Company purchases merchandise, including
     --------------------------
     incentives and/or promotional products from Creative Media Development, Inc., a subsidiary of Majority Shareholder, pursuant to the Servicing Agreement dated August 21, 2001. Company shall be responsible for amounts accrued prior to the Stock Purchase Closing Date for products purchased in the ordinary course of business and inventory for logoed merchandise created in the ordinary course of business.

13.  Performance Bonds. Majority Shareholder's Risk Management Department has
     -----------------
     secured the performance bonds set forth below. The Company's obligations to Majority Shareholder Company in respect of such bonds is limited to its responsibility for the portion of the premiums indicated below through the Stock Purchase Closing Date:

     a) Letter of Credit #238549 -State of California LOC - Workers Compensation for Self Insurance Period 8/22/1996 to 11/01/1999; Annual Premium $6,793; Company Percent 28%.

     b) Letter of Credit #428114 - USF&G - Security to USF&G for all Lines 5/1/1997 - current; Annual Premium $31,725; Company Percent 8%

     c) Bond #158321785 - State of Washington - Self Insurance Bond from inception of self insurance in state to current; Annual Premium $10,035; Company Percent 8%.

     d) Bond #158776278 - State of Nevada - Self Insurance Bond from inception of self insurance in state until 7/1/1999 (minimum bond premium); Annual Premium $50; Company Percent 96%.

     e) Bond #158776295 - State of Oregon - Self Insurance Bond from inception of self insurance in state to current ; Annual Premium $3,856; Company Percent 7%.

     f) Bond #158776300 - State of Arizona - Self Insurance Bond form inception of self insurance in state to current; Company Premium $511; Company Percent 38%.

     g) Bond #158776281- Surface Mining Reclamation Bond, $43,500, Winston Pit, Kittitas City. Permit No. 70-012663/Washington Department of Natural Resources. The Company pays a premium of $272 per year. Bond #929229098; Surface Mining Reclamation Bond, $42,000,

     h) Bullfrog Pit, Roslyn, WA. Permit No. 70-010149/State of Washington. The Company pays a premium of $189 per year.

The total estimated bond/letter of credit premiums for which the Company is responsible each year is $6,170.

14.  ECI and RYI Services. ECI provides laundry services for the Company for a
     --------------------
     fee. ECI. and RYI provide master association services to the Company relating to utilities, use of recreation facilities, and road maintenance. Company shall be responsible for amounts accrued prior to the Stock Purchase Closing Date in the ordinary course.

15.  Insurance. Majority Shareholder, or its subsidiaries, as indicated below,
     ---------
     have secured insurance policies and have named the Company and/or Worldmark as an additional insured on the following policies:

     (a) Eagle Crest Master Association, Insurance Package including Property and General Liability provided by New Hampshire Insurance Company, policy #01LX6343907-1, is expiring 12/1/02. World Mark, The Club is listed as additional insured.

     (b) Eagle Crest Master Association, Umbrella Liability Coverage provided by New Hampshire Insurance Company, policy #01UD4068157-1, is expiring 12/1/02. World Mark, The Club is listed as additional insured.

     (c) Eagle Crest Master Association/Riverview Vista Estates Owner's Association/Fairway Vista Estates Owner's Association, Directors & Officers Liability Coverage provided by Lumberman's Mutual Casualty Company, policy #3DY-00-8049-0, is expiring 1/1/05. World Mark, The Club is listed as additional insured.

     (d) Eagle Crest Vacation Resort Owner's Association, Directors & Officers Liability Coverage provided by Lumberman's Mutual Casualty Company, policy #3DY-00-8050-0, is expiring 1/1/05. World Mark, The Club is listed as additional insured.

     (e) Running Y Ranch Resort Owner's Association, Insurance Package including Property and General Liability provided by New Hampshire Insurance Company, policy #01LX6344221-1, is expiring 12/1/02. World Mark, The Club is listed as additional insured.

     (f) Running Y Ranch Resort Owner's Association, Umbrella Liability Coverage provided by New Hampshire Insurance Company, policy #01UD4068164-1, is expiring 12/1/02. World Mark, The Club is listed as additional insured.

     (g) Running Y Ranch Resort Owner's Association, Directors & Officers Liability Coverage provided by Lumberman's Mutual Casualty Company, policy #3DY-00-8048-0, is expiring 1/1/05. World Mark, The Club is listed as additional insured.

     (h) JELD-WEN, inc., Excess Workers Compensation Coverage provided by United States Fidelity and Guaranty Company, policy # DRE1531700, is expiring 5/1/03. Trendwest Resorts is included in this policy

     (i) JELD-WEN, inc., Workers Compensation Coverage (AOS) provided by Fidelity and Guaranty Insurance Company, policy # D003W00001, is expiring 5/1/02. Trendwest Resorts is included in this policy

     (j) JELD-WEN, inc., Workers Compensation Coverage (NJ, HI) provided by United States Fidelity and Guaranty Insurance Company, policy #

          D003W00002, is expiring 5/1/02. Trendwest Resorts is included in this policy.

     (k) JELD-WEN, inc., Workers Compensation Coverage (AK, NV, WI) provided by Fidelity and Guaranty Insurance Company, policy # D003W00003, is expiring 5/1/02. Trendwest Resorts is included in this policy

The Company is not obligated to Majority Shareholder or its Subsidiaries in connection with any such policies other than with respect to providing information.

16.  WorldMark Points. Majority Shareholder and/or its Subsidiaries own Vacation
     ----------------
     Credits and are entitled to the privileges and rights of the Memberships they represent.

17. The Company shall be responsible (without double-counting for any items referred to above on this Schedule 6(h)) for any amounts owed reflected as accrued liabilities on the Company's consolidated balance sheet of December 31, 2001 (included in the Company's Form 10K filed for the period ended December 31, 2001) (i) for products or services purchased in the ordinary course of business or (ii) as indebtedness for borrowed money.

                 Schedule 9(b)(vii) to Stock Purchase Agreement
                 ----------------------------------------------

I. TIMESHARE REGULATORY CONSENTS
   -----------------------------

All required registrations and amendments shall have been made and written consents, approvals or exemptions obtained under the timeshare laws (or related real estate or securities registration laws in jurisdictions that do not have specific timeshare laws) in the following jurisdictions from the appropriate regulatory authorities:

   1.   Arizona

   2.   California

   3.   Colorado

   4.   Idaho

   5.   Missouri

   6.   Nevada

   7.   Oregon

   8.   Utah

   9.   Washington

   10.  Australia

   II. LEASE CONSENTS
       --------------

For leases for the following premises:

1.   1251 E. Dyer Road, Suite 100, Santa Ana, CA

2.   335 Cochrane Circle, Morgan Hill, CA

3.   18301 Von Karman Avenue, Suite 100, Irvine, CA

4.   7610 Hazard Center Drive, Suite 500, San Diego, CA 92108

5.   262, 262A Harbor Drive South and Tendwest Kiosk, Oceanside, CA

6.   1640 Lead Hill Rd., Suite 100, Roseville, CA

7.   San Dimas (Ontario), CA lease

8.   10731 E. Easter Ave., Englewood, CO

9.   Skyway Corporate Center, Suite 100, Broomfield, CO

10.  33810 Weyerhauser Way South, Suite 100, Federal Way, WA

11.  18620 3rd Ave. W, Suite 2A, Lynnwood, WA

III. CONSENTS UNDER OTHER CONTRACTS
     ------------------------------

1. Receivables Purchase Agreement among the Company, TW Holdings III, Inc., Wells Fargo Bank Minnesota, Jupiter Securitization Corporation, Blue Keel Funding, LLC, Fleet Securities, Inc., Bank One, NA, and Bank One Trust Company, dated as of September 28, 2001 (warehouse facility)

2. [CONSENT SHOULD BE OBTAINED PRIOR TO SIGNING: Credit Agreement among the Company, and Trendwest South Pacific PTY. Ltd., as the Borrowers, the lenders named therein, KeyBank National Association, as lead arranger and administrative agent and as the letter of credit issuing lender, Bank One, NA, as syndication agent and Australian lender dated as of August 14, 2000](revolver)

3. All receivables securitization-related agreements listed on Schedule 3.1(f) to the Merger Agreement.

IV. MOUNTAINSTAR AGREEMENTS
    -----------------------

1. DEVELOPMENT AGREEMENT, dated October 10, 2000, by and between Kittitas County, Washington, Trendwest Resorts, Inc. and Trendwest Investments, Inc.

2. AGREEMENT, dated September 1, 2000, by and between Trendwest and Palmer Course Design Company.

3. PRE-ANNEXATION AGREEMENT, dated July 26, 2000, by and between City of Cle Elum, a second class municipal corporation organized under the laws of the State of Washington, Trendwest Resorts, Inc., a Washington corporation, Trendwest Investments, Inc., a Washington corporation, and Trendwest Properties, Inc., a Washington corporation.

4. AGREEMENT RELATING TO WATER DELIVERY TO MOUNTAINSTAR RESORT, dated June 19, 2001, by and between City of Cle Elum, Trendwest Resorts, Inc., Trendwest Investments, Inc., and MountainStar Resort Resources, Inc.

5. WATER SUPPLY SYSTEM PROJECT DEVELOPMENT AGREEMENT, dated June 19, 2001, by and between City of Cle Elum, Town of South Cle Elum, Trendwest Investments, Inc., Trendwest Resorts, Inc. and Trendwest Properties, Inc.

6. AGREEMENT RELATING TO WATER SUPPLY FOR BULLFROG FLATS UGA, dated June 19, 2001, by and between City of Cle Elum, Trendwest Investments, Inc., Trendwest Resorts, Inc., and Trendwest Properties, Inc.

7. AGREEMENT RELATING TO FUNDING FOR THE UPPER KITTITAS COUNTY TRANSFER STATION PHASE I UPGRADE, dated February 6, 2001, by and between Kittitas County Solid Waste, Trendwest Resorts, Inc. and Trendwest Investments, Inc.

8. INTERIM WASTEWATER TREATMENT FACILITIES PROJECT DEVELOPMENT AGREEMENT, dated July 26, 2000, by and between City of Cle Elum, Town of South Cle Elum, Trendwest Investments, Inc., Trendwest Resorts, Inc. and Trendwest Properties, Inc.

9. SETTLEMENT AGREEMENT, dated September 19, 2001, by and between Trendwest Resorts, Inc., Trendwest Investments, Inc., Trendwest Properties, Inc., MountainStar Resort Resources, Inc., and RIDGE.

Estoppel Certificates to be Sought (not closing condition)
----------------------------------------------------------

I. DEVELOPMENT SITE AGREEMENTS
   ---------------------------

1.   City of Angels Development Agreement (Angels Camp)

2.   City of Seaside Disposition and Development Agreement (Seaside)

3.   Swinerton Builders Construction Agreement (Seaside)

4.   Ter Har Enterprises Ground Lease (Seaside)

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

5.   Ter Har Enterprises Exchange Agreement (Seaside)

6.   City of Las Vegas Off-Site Improvements Agreements (Las Vegas)

7.   Kalb Construction Company Construction Agreement (Las Vegas)

8.   Las Vegas Valley Water District Construction Agreement (Las Vegas)

9.   GMP Architects Architects Agreement (Las Vegas)

10.  Krump Construction, Inc. Construction Agreement (South Lake Tahoe)

11.  Myhre Group Architects LLC Architects Agreement (South Lake Tahoe)

12.  Ganther Melby, LLC Architects Agreement (South Lake Tahoe)

13.  City of Solvang Agreement Regarding Land Development Improvements (Solvang)

14.  Kier Construction Construction Agreement (Big Bear)

15.  582967 B.C. Ltd. Purchase and Sale Agreement (Victoria)

16.  582967 B.C. Ltd. Deposit Mortgage (Victoria)

II. CONSTRUCTION PARTIES
    --------------------

1.   Swinerton Builders (Seaside)

2.   Kalb Construction Company (Las Vegas)

3.   GMP Architects (Las Vegas)

4.   Krump Construction, Inc. (South Lake Tahoe)

5.   Myhre Group Architects LLC (South Lake Tahoe)

6.   Ganther Melby, LLC (South Lake Tahoe)

7.   Kier Construction (Big Bear)

8.   582967 B.C. Ltd.

                  Schedule 9(b)(xi) to Stock Purchase Agreement
                  ---------------------------------------------
Richard Wendt

Roderick Wendt

William Peare

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